Exhibit 99.1

FOR IMMEDIATE RELEASE PR Contact:	Press Release Investor Contact:
Prasad Kallur Interphase Corporation 214-654-5000 pr@iphase.com	Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Announces 2006 Fourth Quarter and Full Year Financial Results
Product leadership fuels profitable year with 8% revenue growth
PLANO, Texas — February 8, 2007 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its fourth quarter and full year ended December 31, 2006.
Revenues for the fourth quarter of 2006 were $8.1 million, representing an 8% increase over revenues for the fourth quarter of 2005 of $7.6 million. Fourth quarter 2006 revenues increased 5% compared to revenues of $7.8 million in the third quarter of 2006. The fourth quarter revenues included a one time project cancellation fee of $575,000 for unique customer requirements for product development work that was discontinued. Interphase continues to invest in the development of GA (general availability) versions of the cancelled products and expects to generate revenues through sale of these products to other customers. Interphase revenues continue to be driven by the strength in our broadband telecom product portfolio, which rose 30% to $6.4 million in the fourth quarter of 2006 compared to $4.9 million for the fourth quarter of 2005, and as expected, our SlotOptimizer™ product line revenues declined to $600,000 compared to $1.9 million on a year to year basis. Gross margin for the fourth quarter of 2006 was 56% compared to 50% for the fourth quarter of 2005. The company recorded a fourth quarter 2006 net income of $458,000, or $0.07 per share, compared to a loss of $(1.1) million, or $(0.19) per share in the fourth quarter of 2005.
Full Year 2006 Financial Performance
For the full year 2006, revenues were $33.4 million compared to $30.9 million for the full year 2005 representing 8% year to year growth. Gross margin for the year ended December 31, 2006 was 54% compared to 52% for the year ended December 31, 2005. Net income for 2006 was $2.1 million or $0.33 per share, compared to a net loss of $(2.3) million or $(0.40) per share for 2005. The company’s balance sheet continues to be solid with a working capital position of $26.9 million, including an improved cash and marketable securities position of $22.5 million on December 31, 2006.

“Interphase culminates a profitable 2006, with a profitable quarter, well established as a key player in the growing AdvancedTCA® and MicroTCA™ markets,” said Greg Kalush, president and chief executive officer of Interphase Corporation. “While our operating results were essentially break-even for the fourth quarter, they represent roughly a $1 million improvement over the fourth quarter 2005 operating results and a $2.9 million improvement on a full year basis. Our strategy has been to invest in research and development resources aimed at new high-growth market opportunities such as AdvancedTCA and MicroTCA with product solutions to satisfy design win opportunities at our key customer accounts and capitalize on revenue-generating applications and services, while maintaining operational excellence in serving our current customers with our extensive line of products. In 2006, Interphase enhanced its product portfolio with the addition of a number of AdvancedMC products and also introduced its 1/10 Gigabit Ethernet AdvancedTCA carrier card; during the year Interphase also introduced new PCI-X and PCI-Express products for use in telecommunication server platforms across multiple applications. In addition, we successfully delivered RoHS compatible PMC and PCI products into Europe and Asia in advance of the July 1, 2006 European deadline, earning acclaim from our customers. Interphase also expanded its customer base as well as extended its reach into the marketplace with key alliances and partnerships. At the end of 2006 Interphase is very well positioned to participate successfully in the delivery of products across multiple platform architectures to address the growing needs for intelligent building block solutions in the telecommunications marketplace. Despite the ongoing merger and integration activity facing the industry today, the Interphase team executed effectively to deliver top line and bottom line growth during the year. We are finishing 2006 with a strong product portfolio to address the needs of our customers as they gear up for their next generation of AdvancedTCA and MicroTCA solutions. I am very proud of the performance of this team in 2006, and look forward with anticipation to solid execution in 2007.”
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation AdvancedTCA® (ATCA), MicroTCA™ and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase clients include Alcatel-Lucent, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia Networks, Nortel Networks Ltd. and Samsung. Interphase is a contributor member of the Scope Alliance and the Communications Platform Trade Association (CP-TA). Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.

Interphase is an Affiliate member of the Intel® Communications Alliance. The Intel Communications Alliance is a member-based program comprised of communications and embedded developers and solution providers. Members are committed to providing a strategic supply of standards-based solutions to the communications and embedded market segments. For more information, please visit: www.intel.com/go/ica.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2006	2005	2006	2005

Revenues	$8,123	$7,556	$33,403	$30,852
Gross margin	4,538	3,804	18,126	16,097
Research and development	2,361	1,883	8,226	7,974
Sales and marketing	1,365	1,554	5,405	6,310
General and administrative	879	803	3,926	3,531
Restructuring charge	—	600	—	600

Total operating expenses	4,605	4,840	17,557	18,415
(Loss) income from operations	(67)	(1,036)	569	(2,318)
Income (loss) before income tax	302	(1,006)	1,681	(2,081)
Net income (loss)	458	(1,071)	2,086	(2,299)
Net income (loss) per diluted share	$0.07	$(0.19)	$0.33	$(0.40)
Weighted average common and dilutive shares	6,748	5,762	6,254	5,758
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec. 31, 2006	Dec. 31, 2005

Cash and marketable securities	$22,530	$18,568
Accounts receivable, net	5,824	5,195
Inventories	1,921	3,109
Net property, plant and equipment	976	1,158
Total assets	34,062	29,194
Total liabilities	8,262	6,696
Total shareholders’ equity	$25,800	$22,498
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